RIGHT OF FIRST REFUSAL AGREEMENT

         Agreement made as of the 31st day of March, 2000, by and between LILLIAN VERNON CORPORATION ("LVC") and PAMELA F. KELLEY ("KELLEY").

                                   BACKGROUND

WHEREAS:

         A. LVC, RDF Acquisition Corp. (the "Company"), Rue de France, Inc. ("RDF"), Kelley and Brendan P. Kelley have entered into an Asset Purchase Agreement dated as of March 31, 2000 (the "Asset Purchase Agreement");

         B. The Company and Kelley have entered into an Employment Agreement dated the date hereof (the "Employment Agreement");

         C. LVC is the parent of the Company and has agreed to grant Kelley a right of first refusal to purchase all of the capital stock of the Company before LVC consummates a Change of Control Transaction (defined below); and

         D. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. RIGHT OF FIRST REFUSAL. Before LVC consummates a Change of Control Transaction (defined below) with respect to the Company during the Right of First Refusal Period (defined below) it shall first offer ("Offer") to Kelley in writing the right to purchase all of the outstanding capital stock of the Company for a fixed purchase price (the "Purchase Price") payable in cash at the closing of such purchase by Kelley. Kelley shall have twenty (20) days from the date of such Offer to accept the same. Such acceptance shall be in writing and shall be accompanied by a deposit equal to ten (10%) percent of the Purchase Price and shall specify a date for closing at the headquarters of LVC which shall be not later than thirty (30) days from the date of Kelley's acceptance of the Offer. A Change of Control Transaction shall mean a sale of all or substantially all of the assets of the Company to an unaffiliated third party, or a sale of more than fifty (50%) percent of the voting stock of the Company to an unaffiliated third party or a merger, consolidation or other reorganization of the Company with an unaffiliated third party such that after such merger, consolidation or other reorganization LVC owns less than fifty (50%) percent of the voting stock of the surviving entity. A spin-off of the shares of the Company or a public offering of stock of the Company shall not be considered a Change of Control Transaction and Kelley's right of first refusal shall terminate upon the happening of


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either of such events. If Kelley does not timely exercise her right of first refusal, then LVC or the Company, as the case may be, may proceed to consummate a Change of Control Transaction; provided, however, if the sale is an asset sale, then the consummation of such sale shall be conditioned upon the purchaser of the assets assuming in writing the obligations of the Company to Kelley under the Employment Agreement and the obligations of the Company to RDF under the provisions of Section 1.5 (The Calculation and Payment of the Contingent Portion of the Purchase Price) of the Asset Purchase Agreement. Such assumption shall release both the Company and LVC from any further obligation under the Employment Agreement and under Section 1.5 of the Asset Purchase Agreement. If the Change of Control Price (defined below) is less than the Purchase Price, then, before consummating such Change of Control Transaction, LVC shall reoffer to Kelley the right to purchase the capital stock of the Company at the lower Change of Control Price except in such case Kelley shall have ten (10) days in which to accept the same. If LVC and Kelley cannot agree upon the cash equivalent value of the consideration offered in the Change of Control Transaction (the "Change of Control Price"), then the same shall be determined by an investment banker mutually acceptable to the parties. If the parties cannot agree upon a mutually acceptable investment banker, then either party may apply to the American Arbitration Association in the City of New York for the appointment of the same. The fees and expenses of such investment banker and, if necessary, the American Arbitration Association shall be borne equally by the parties. The Right of First Refusal Period shall mean the period commencing on the date hereof and ending on the earlier of (x) five (5) years from the date hereof, (y) the termination of the Employment Agreement by Kelley without Good Reason or the termination of the Employment Agreement by the Company for Cause and (z) the death of Kelley.

         2.       GENERAL PROVISIONS

                  (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement shall not be altered or otherwise amended or terminated (except as provided in Section 1 hereof) except pursuant to an instrument in writing signed by each of the parties hereto.

                  (b) DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

                  (c) NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if telecopied or sent by nationally-recognized, overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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


         if to LVC, to:

                           c/o Lillian Vernon Corporation
                           One Theall Road
                           Rye, New York 10580-1450
                           Attention: Chief Executive Officer
                           Telecopier: (914) 925-1444

         with copies to:

                           Salon, Marrow, Dyckman & Newman, LLP
                           685 Third Avenue
                           New York, New York 10017
                           Attention: Joel Salon
                           Telecopier: (212) 661-3339

         if to the Executive, to:

                           Pamela F.  Kelley
                           20 Willow Street
                           Newport, Rhode Island 02840

         with copies to:

                           Lawson & Weitzen, LLP
                           425 Summer Street
                           Boston, Massachusetts 02210
                           Attention: George Christodoulo
                           Telecopier: (617) 439-3987

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of delivery by telecopy, on the date of such delivery if delivery is confirmed on that date by telephone call with the recipient and (B) in the case of delivery by nationally-recognized, overnight courier, on the Business Day (defined below) following dispatch. As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open. Failure to accept a notice does not invalidate same.

                  (d) ARBITRATION. Except as hereinafter provided with respect to injunctive relief, the parties agree to arbitrate any and all claims, controversies or disputes arising under or out of this Agreement or relating in any way thereto. All such claims, controversies or disputes shall be submitted to arbitration in the City of New York, State of New York, to arbitrators designated under and pursuant to the Rules of the American Arbitration Association, and the


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


arbitration shall be had under the auspices of said Association and subject to its rules. The parties consent to the jurisdiction of the Supreme Court of the State of New York and of any United States District Court sitting in the State of New York with respect to any and all proceedings relating to any such arbitration, and the parties further agree that any and all process and notices of motions or applications in relation to any such arbitration may be served upon a party personally or by registered or certified mail, return receipt requested. Such service may be accomplished either within or without the State of New York, and such notice shall be given of all applications and hearings as is provided by the laws of the State of New York. The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered as provided by the laws of the State of New York.

                  (e) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW
YORK) TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

                  (f) BENEFITS OF AGREEMENT; ASSIGNMENT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. If this Agreement is assigned by LVC in connection with the sale of all or substantially all of the operating assets of LVC and the obligations hereunder of LVC are assumed in writing by the purchaser of such assets, then in such event LVC shall have no further liability hereunder to the Executive. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Executive.

                  (g) WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

                  (h) SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


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                  (i)      INTERPRETATION AND CONSTRUCTION.

                           (i) This Agreement shall be construed according to its fair meaning as if prepared jointly by the parties hereto.

                           (ii) Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.

                           (iii) This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                              LILLIAN VERNON CORPORATION

                                           BY:
                                              --------------------------------
                                                  Lillian Vernon,
                                                  Chairman and Chief Executive
                                                  Officer

                                           -----------------------------------
                                                  PAMELA F.  KELLEY


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